Exhibit 99.1

NEWS RELEASE

Granite Announces Planned Retirement of Chief Financial Officer

WATSONVILLE, Calif.--(BUSINESS WIRE)—Granite Construction Incorporated (NYSE: GVA), today announced the planned retirement of Executive Vice President and Chief Executive Officer (CFO), Laurel J. Krzeminski, in the second half of 2018. Krzeminski will continue in her role as CFO until her successor is appointed. An internal and external search is underway. Krzeminski has played an integral role in Granite’s evolution and growth over the past decade, after joining Granite as Controller in 2008, and serving as CFO since 2010.

"Laurel’s tireless effort and her passion for leading teams and driving results leaves a legacy of discipline, partnership, and improvement across Granite," said Granite President and Chief Executive Officer James H. Roberts. "Laurel’s steady and strategic hand in the CFO seat helped guide our decisions across both good and challenging periods. Her achievements will continue to bolster our future success for many years. I am confident that we will hand the reins over to a successor that, as part of our leadership team, will continue to spur Granite to new heights of sustainable growth and value creation for all of our stakeholders."

"When I came to Granite, my focus was on improved financial performance and systems, robust strategic planning, and on deepening and broadening relationships both inside Granite and with our stakeholders,” Krzeminski said. “Today, after nearly 10 of the fastest and most rewarding years of my career, I must give credit to the talented people and teams I have had the pleasure of working with and leading at Granite. My focus remains on my role as CFO through the transition, after which I look forward to more time with my family, other company board responsibilities, and personal goals."

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. As America’s Infrastructure Company, Granite specializes in complex infrastructure projects, including transportation, water, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit graniteconstruction.com.

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Source: Granite Construction Incorporated